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                                                                 Exhibit (23)(b)

                         CONSENT OF INDEPENDENT AUDITORS

         We consent to the incorporation by reference in this Registration Statement on Form S-8 and related prospectus of Wachovia Corporation (formerly named First Union Corporation) for the registration of equity securities and to the incorporation of our report dated January 17, 2001 (except Note A, as to which the date is August 24, 2001) with respect to the restated audited financial statements of Wachovia Corporation for each of the three years in the period ended December 31, 2000 included in Wachovia Corporation's (formerly named First Union Corporation) Current Report on Form 8-K dated June 5, 2002, filed with the Securities and Exchange Commission.

                                          /s/ ERNST & YOUNG LLP

Greensboro, North Carolina
June 13, 2002

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